PBF Energy Announces Planned $530 million Hydrogen Plant Sales, Reduction in 2020 Cash Outlays by Over $500 million through Lowered Capital and Operating Expenses, Dividend Suspension and Other Deferrals

PARSIPPANY, NJ– March 30, 2020 – PBF Energy Inc. (NYSE: PBF) today announced a number of decisive steps taken as part of a strategic plan for PBF to navigate current extraordinary and volatile markets. The company has taken the following aggressive steps to increase PBF’s flexibility and responsiveness:

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Entered into a letter of intent with Air Products and Chemicals, Inc. (NYSE: APD) to monetize five hydrogen plants for cash proceeds of $530 million, with a targeted transaction close in April. PBF will enter into off-take arrangements for hydrogen on terms in line with similar arrangements in place throughout its refining system;

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Reducing Capital Expenditures by $240 million, a 35% reduction to our previous 2020 guidance, including the Martinez refinery, and a more than 45% reduction of our projected spend for the remainder of 2020. We intend to satisfy all required safety, environmental and regulatory capital commitments;

•	Lowering 2020 operating expenses by approximately $125 million, driven by a significant reduction in discretionary activities and third party services;

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Reducing corporate overhead expenses by over $20 million on an annual basis primarily through salary reductions. Specifically, the Board and Executive Leadership have reduced their compensation by 50%, while Chairman and CEO Thomas Nimbley’s salary has been reduced by 67%. In addition, more than 50% of our corporate and non-represented employees have also reduced their salaries; and

•	Suspending PBF’s quarterly dividend of $0.30 per share, anticipated to preserve approximately $35 million of cash each quarter to support the balance sheet.

“The board and management of PBF Energy have acted swiftly and decisively to secure our business in these unprecedented markets. We are also taking necessary steps to ensure the safety of our employees,” said PBF’s Chairman and Chief Executive Officer Tom Nimbley. “We are focused on generating and preserving the liquidity needed for the duration of the near-term, economic impacts of stay-at-home orders and the longer-term recovery of demand for our products. Discussions with suppliers and service providers are actively occurring and we’re grateful for their cooperation. We have not taken any of these decisions lightly and recognize how our decisions affect others. We will continue to adjust our operations to the evolving market conditions and will provide further updates as appropriate.”

Throughput Guidance
As a result of changing markets, our previously-provided throughput guidance is withdrawn. We are currently operating our refineries at minimum rates, a throughput reduction of approximately 30 percent versus our expectations. As the market conditions develop and the demand outlook becomes clearer, we will continue to adjust our operations in response.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations of the Martinez refinery and/or its West Coast operations, including the renewable fuels project. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994